INVENTORY BLANKET REPURCHASE AGREEMENT

THIS AGREEMENT entered into this 12 day of January., 2017 by and between Bank of the West, hereinafter known as "Bank", and Twin Vee Catamarans (including any and all brands) hereinafter known as "Manufacturer". This agreement is entered into in consideration of the mutual covenants and conditions contained herein. Bank and Manufacturer agree as follows:

1. The term "Inventory" shall mean, for purposes of this agreement, any and all manufactured products of Manufacturer and its affiliates.

2. The term "Dealer", for purposes of this agreement, shall encompass any authorized person, agent, employee, business or corporation that purchases Inventory at wholesale from Manufacturer and sells, rents or leases Inventory at retail.

3. The Bank shall loan funds based on Manufacturer's original invoice price of Inventory. The Dealer shall give Bank a note and/or other instrument, acceptable to Bank, who shall secure the Inventory, funded by Bank.

4. The Bank will forward payment of invoices to Manufacturer within fifteen (15) Calendar days from the receipt date of invoice.

5. In event that Bank takes possession of Inventory from Dealer, Manufacturer agrees to repurchase (as outlined below) from date of invoice, any Inventory in new and unused condition. The original invoice shall be determinative of items covered by this agreement.
    - 100% of invoice amount paid to Manufacturer, if Bank takes possession of unit within 365 days of original invoice date.
    - 90% of invoice amount paid to Manufacturer if Bank takes possession of unit from 366 days to 545 days of original invoice date.
    - 80% of original invoice amount paid to Manufacturer if Bank takes possession of unit from 546 days to 730 days of original invoice date.

6. In event that Bank takes possession of Inventory from Dealer, and such Inventory is not subject to repurchase, Manufacturer agrees to use its best efforts to help remarket any Inventory.

7. Bank shall deliver the eligible Inventory to a location mutually agreeable to Bank and Manufacturer within fifteen (15) days of taking possession of Inventory. Manufacturer shall make payment to Bank within fifteen (15) days of delivery or shall pay interest on the amount due from the date of delivery to the date of payment at a rate of the Bank's published Prime plus 1%, calculated on the basis of a 360-day year.

8. Manufacturer's obligation to repurchase Inventory under this agreement shall be the balance due to the Bank, limited to an amount as outlined in Item 5.

9. Manufacturer agrees to notify Bank in the event any Dealer's franchise agreement is cancelled by either the Dealer or the Manufacturer, within 30 days of cancellation.

10. Manufacturer agrees to call Bank for approval before shipment of Inventory ordered by Dealer and to be funded by Bank.

11. The parties hereto agree that this agreement shall continue in force and effect until terminated by either party by 90 days written notice. Said written termination shall not affect the rights and

obligations of the parties hereto to repurchase the Inventory in Dealer's possession, or an approval given, prior to said termination.

12. Manufacturer warrants that each invoice presented to Bank will be a bona fide invoice for inventory shipped to dealers.

Wherefore, parties hereto agree to be governed by each and every covenant and condition herein set forth. This agreement shall be governed by, construed and enforced in accordance to CA law.

MANUFACTURER:		BANK:	
Twin Vee Catamarans, Inc		**Bank of the West**	
By:	[signature]	By:	
Name:	Joseph C. Visconti	Name:	
Title:	CEO	Title:	

Address of Notices:

Address of Notices:
Dealer Financial Services
201 North Civic Drive, #180L
Walnut Creek, CA 94596
Phone: (866) 582-2689
Fax: (925) 969-4269